Proxy Statement Pursuant to Section 14(A) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [_]
     Check the appropriate box:
     [X]  Preliminary proxy statement
     [_]  Definitive proxy statement
     [_]  Definitive additional materials
     [_]  Soliciting material pursuant to Rule a-11(c) or Rule 14a-12


                              Audio Book Club, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

--------------------------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

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          (5)  Total Fee Paid:

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     [_]  Fee paid previously with preliminary materials.

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

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          (2)  Form, Schedule or Registration Statement No.:

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          (3)  Filing party:

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          (4)  Date filed:

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


PRELIMINARY COPY


                              Audio Book Club, Inc.
                   2295 Corporate Boulevard, N.W. - Suite 222
                            Boca Raton, Florida 33431


                                 August 30, 1999


Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Audio Book Club, Inc. (the "Company") which will be held on Monday, September 27, 1999 at 9:00 A.M. local time at The Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey 07960.

     The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

     Your Board of Directors unanimously believes that the election of the nominees specified in the Proxy Statement as directors, the proposal to change the Company's name to MediaBay, Inc. and the proposals approving certain terms of the December 31, 1998 and June 11, 1999 letter agreements between the Company and Norton Herrick, it's Co-Chief Executive Officer, is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the election of the nominees and the proposals on the enclosed proxy card.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, may I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 2 Broadway, New York, New York 10004.

     Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting and appreciate your continued support.


                                        Sincerely yours,


                                        Norton Herrick
                                        Co-Chief Executive Officer

                              AUDIO BOOK CLUB, INC.
                    2295 Corporate Boulevard, N.W., Suite 222
                            Boca Raton, Florida 33431

                              --------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MONDAY, SEPTEMBER 27, 1999
                              --------------------

To the Shareholders of AUDIO BOOK CLUB, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting ("Annual Meeting") of Shareholders of Audio Book Club, Inc. (the "Company") will be held on Monday, September 27, 1999, at 9:00 A.M. local time at The Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey 07960, for the following purposes:

     1. To elect three Class II directors to hold office until the 2002 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

     2. To approve an amendment to the Company's Articles of Incorporation to effect a change in the Company's name to MediaBay, Inc.;

     3. To approve certain terms of a letter agreement dated December 31, 1998 between the Company and Norton Herrick, its Co-Chief Executive Officer, relating to a loan made to the Company by Mr. Herrick to help finance the Company's acquisition of The Columbia House Audio Book Club;

     4. To approve certain terms of a letter agreement dated June 11, 1999 between the Company and Norton Herrick relating to a loan made by Mr. Herrick to help finance the Company's acquisition of Doubleday Direct Inc.'s Audiobooks Direct Club; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on August 9, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                        By Order of the Board of Directors,


                                        Norton Herrick
                                        Co-Chief Executive Officer

August 30, 1999

PRELIMINARY COPY


                              AUDIO BOOK CLUB, INC.
                    2295 Corporate Boulevard, N.W., Suite 222
                            Boca Raton, Florida 33431

                                   ----------
                                 PROXY STATEMENT
                                   ----------

                         ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MONDAY, SEPTEMBER 27, 1999


     This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Audio Book Club, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, September 27, 1999, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about August 31, 1999.

     Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     The address and telephone number of the principal executive offices of the Company are: 2295 Corporate Blvd., N.W., Suite 222, Boca Raton, Florida 33431, Telephone No.: (561) 241-1426.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only shareholders of record at the close of business on August 9, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 8,418,920 shares of the Company's common stock, no par value per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting. Messrs. Norton Herrick and Howard Herrick, who together maintain voting rights to approximately 40.6% of the Company's voting securities, have indicated an intention to vote for the election of the nominees listed below as Class II directors and the proposals to approve the change in the Company's name to MediaBay, Inc. and to approve certain terms of the December 31, 1998 and June 11, 1999 letter agreements between the Company and Norton Herrick. See "Voting Security Ownership of Certain Beneficial Owners and Management."

                     VOTING PROCEDURES AND PROXY INFORMATION

     The Class II directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting voting as a single class, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the outstanding shares of Common Stock are present in person or represented by proxy at the Annual Meeting. The proposed amendment to the Company's Articles of Incorporation to change the Company's name to MediaBay, Inc. requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. All other matters at the meeting, including, but not limited to, the proposals to approve certain terms of the December 31, 1998 and June 11, 1999 letter agreements between the Company and Norton Herrick, will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter voting as a single class, provided a quorum exists. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of Continental Stock Transfer & Trust Company, the Company's transfer agent. Messrs. Norton Herrick and Howard Herrick who, in the aggregate, have the right to vote approximately 40.6% of the Common Stock issued and outstanding at the Record Date have indicated their intent to vote these shares in favor of the nominees for Class II directors and proposals I, II and III discussed below.

     In accordance with Florida law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Abstentions and broker non-votes will have no effect on the election of directors.

     The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

     The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses by the Company. Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

                              ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. At this year's Annual Meeting of Shareholders, three (3) Class II directors will be elected to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2002. It is the intention of the Board of Directors to nominate Michael Herrick, Roy Abrams and Carl Amari as Class II directors. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

     At this year's Annual Meeting of Shareholders, the proxies granted by shareholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event either or both of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

     The following information is with respect to the nominees for election at this Annual Meeting of Shareholders:

                               CLASS II DIRECTORS
                                 (To be Elected)
                           (New Term Expires in 2002)

     Michael Herrick, 32, co-founded the Company and has been Vice Chairman of the Board of the Company since January 1996, Chief Operating Officer of the Company since January 1997, Co-Chief Executive Officer of the Company since April 1998 and a director of the Company since its inception. Mr. Herrick has held various other offices with the Company since its inception. Since August 1993, Michael Herrick has been an officer (since January 1994, Vice President) of the corporate general partner of a limited partnership, which limited partnership is a principal shareholder of The Walking Company, a nationwide retailer of comfort and walking footwear and related apparel and accessories. Mr. Herrick is a member of the Board of Directors of the Audio Publisher's Association.

     Roy Abrams, 55, has been a director of the Company since October 1997. Since April 1993 and from 1986 through March 1990, Mr. Abrams has owned and operated Abrams Direct Marketing, a marketing consulting firm. From April 1990 to April 1993, Mr. Abrams was Vice President of New Business Development of Getting to Know You, Inc., a new homeowner welcoming service. From 1981 through 1985, Mr. Abrams was President of Margrace Corporation, a publicly-held direct marketing company. From 1980 through 1981, Mr. Abrams was a director of mail order marketing of Hearst Corporation, a publishing company. From 1976 to 1979, Mr. Abrams was employed by Columbia House, a negative option and continuity direct marketing company, most recently as Vice President, Merchandise and Continuity Marketing. From 1975 to 1976, Mr. Abrams was director of Mail Order Merchandise Marketing for American Express Company.

     Carl P. Amari, 35, has been the President of the Company's Radio Group division since the acquisition by the Company of the Radio Group in December 1998. Since 1989, Mr. Amari was the CEO, and principal shareholder of Radio Spirits, Inc. Radio Spirits is recognized as the largest company in the world specializing in the syndication, sales and licensing of old time radio programming. He currently produces and hosts a weekly radio program, "When Radio Was", aired in Chicago. He is also the executive producer of a nationally syndicated version of the same program, which airs on 500 affiliates, as well as for three other related syndicated radio programs. RSI twice made Inc's list of the fastest growing privately held companies. Norton Herrick has agreed to use his best efforts to cause Mr. Amari to be nominated to serve as a director and has agreed to vote his shares to elect Mr. Amari to serve as a director.

     The following information is with respect to incumbent directors in Class I and Class III of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:

                                CLASS I DIRECTORS
                             (Term Expires in 2001)

     Norton Herrick, 60, co-founder of the Company, has been Chief Executive Officer, Chairman of the Board and a director of the Company since its inception and was President of the Company from its inception until January 1996. Mr.
Herrick has been a private businessman for over 30 years and through his wholly-owned affiliates, Mr. Herrick has completed transactions, including building, managing and marketing primarily real estate valued at an aggregate of approximately $2 billion. Mr. Herrick serves on the advisory board of the Make A Wish Foundation, the advisory committee of the National Multi Housing Council and the National Board of Directors for People for the American Way.

     Jesse Faber, 44, has been President of the Company since October 1996 and a director since October 1997. From 1989 to October 1996, Mr. Faber was Senior Vice President and Partner of AyerDirect, a direct response advertising agency wholly-owned by McManus, Inc., one of the ten largest advertising and marketing agencies in the world. From 1984 to 1989, Mr. Faber was Management Supervisor of Grey Direct, a direct response advertising agency.

                               CLASS III DIRECTORS
                             (Term Expires in 2000)

     Howard Herrick, 34, co-founder of the Company, has been Executive Vice President, Editorial Director and a director of the Company since its inception. Since August 1993, Howard Herrick has been Vice President of the corporate general partner of a limited partnership, which limited partnership is a principal shareholder of The Walking Company. Since 1988, Mr. Herrick has been an officer of The Herrick Company, Inc. and is currently its President. Mr. Herrick is also an officer of the corporate general partners of numerous limited partnerships which acquire, finance, manage and lease office, industrial and retail properties; and which acquire, operate, manage, redevelop and sell residential rental properties.

     Carl T. Wolf, 56, has been a director of the Company since March 1998. Carl
T. Wolf is the managing partner of the Lakota Investment Group. Mr. Wolf was formerly Chairman of the Board, President and Chief Executive Officer of Alpine Lace Brands, Inc. ("Alpine Lace"). Mr. Wolf founded Alpine Lace and its predecessors and had been the Chief Executive Officer of each of them since the inception of Alpine Lace in 1983. Mr. Wolf became a director of Alpine Lace shortly after its incorporation in February 1986. Alpine Lace was sold to Land O'Lakes, Inc. in December 1997.

     The Company has agreed that until October 22, 2000, if so requested by the representative of the underwriters of its initial public offering, to use its best efforts to nominate and elect a designee of the representative, (reasonably acceptable to the Company), to serve on the Company's Board of Directors. The representative has not yet exercised its right to designate such a person.

     The following is information with respect to certain of the Company's officers who are not directors or nominees for director:

     John F. Levy, 43, has been an employee of the Company since November 1997 and has served as Executive Vice-President and Chief Financial Officer of the Company since January 1998. Prior to joining the Company, Mr. Levy was Senior Vice President of Tamarix Capital Corporation and had previously served as Chief Financial Officer of both public and private entertainment and consumer goods companies. During 1994, Mr. Levy served as Chief Financial Officer of the Continuum Group, Inc., a publicly-held record label. Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton.

     Stephen M. McLaughlin, 33, has been Executive Vice President and Chief Technology Officer of the Company since February 1999. Prior to joining the Company, Mr. McLaughlin was Vice President, Information Technology for Preferred Healthcare Staffing, Inc. (PHS), a nurse-staffing division of Preferred Employers Holdings, Inc. Mr. McLaughlin co-founded and was a director, Chief Operating Officer and Chief Information Officer of NET Healthcare, Inc., from 1997 until it was acquired by Preferred Employers Holdings in August 1998. In 1994, Mr. McLaughlin founded FX Media, Inc., an Internet and multimedia development company. As CEO of FX Media, he served as senior software engineer for all of its projects. Mr.

McLaughlin holds a degree in Computer Science and Engineering from the Massachusetts Institute of Technology and conducted research at the MIT Media lab.

     Robert Toro, 35, has been Senior Vice President of Finance of the Company since July 1999 and an employee of the Company since April 1999. Prior to joining the Company, Mr. Toro was Senior Vice President of AM Cosmetics Co. and had previously served in Senior Financial positions in both public and private entertainment and publishing companies. From 1992 through early 1997, Mr. Toro served in various Senior Financial positions with Marvel Entertainment Group, Inc., a publicly traded youth entertainment company. Mr. Toro is a Certified Public Accountant with six years of progressive experience with the national public accounting firm of Arthur Andersen where he was employed immediately prior to joining Marvel Entertainment Group.

     During the fiscal year ended December 31, 1998, the Board of Directors held two meetings. The meetings were attended by all of the directors, either in person or by telephone. The Board also took action by unanimous written consent in lieu of meetings.

     The Company has established an Audit Committee which is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee is currently comprised of Messrs. Michael Herrick, Roy Abrams and Carl Wolf. The Company does not have a compensation committee or a nominating committee.

Compliance with Section 16(A) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

     Based solely upon the Company's review of the copies of such forms that it received, the Company believes that, during the year ended December 31, 1998, all filing requirements applicable to the Company's officers, directors, and greater than 10% shareholders were complied with, except for a Form 4 with respect to one transaction in April 1998, which was inadvertently filed in an untimely manner by Mr. Carl Wolf.

                             EXECUTIVE COMPENSATION

Executive Compensation

     The following table discloses for the fiscal years ended December 31, 1996, 1997 and 1998, compensation paid to Messrs. Norton Herrick and Michael Herrick, the Company's Co-Chief Executive Officers and each other executive officer of the Company whose salary together with any bonus was in excess of $100,000 during the fiscal year ended December 31, 1998 (the "Named Executives").

Summary Compensation Table

                                     Annual Compensation  Long-Term Compensation
                                     -------------------          Awards
                                                          ----------------------
                                                           Securities Underlying
Name and Principal Position    Year    Salary     Bonus     Options/SAR's (#)
---------------------------    ----    ------     -----     -----------------
Norton Herrick                 1996   $    -0-   $   -0-             -0-
  Co-Chief Executive           1997     19,354       -0-             -0-
  Officer                      1998    100,000       -0-       1,000,000

Michael Herrick                1996     59,500       -0-             -0-
  Co-Chief Executive           1997     72,879       -0-             -0-
  Officer                      1998    125,000       -0-         250,000

Jesse Faber                    1996     15,062    25,000             -0-
  President                    1997    128,417    40,000          50,000
                               1998    140,000    35,000          50,000(1)

Howard Herrick                 1996    102,000       -0-             -0-
  Executive Vice President     1997    115,129       -0-             -0-
                               1998    125,000       -0-         250,000

John Levy                      1996        -0-       -0-             -0-
  Executive Vice President     1997     19,125       -0-             -0-
  and Chief Financial Officer  1998    137,083     7,500          50,000

----------
(1) Represents options originally granted in the fiscal year ended December 31, 1997 that are reflected in the 1997 column above whose exercise price was reduced during fiscal 1998 to the fair market value of the underlying Common Stock at the time of repricing.

The following table discloses options granted during the fiscal year ended December 31, 1998 to the Named Executives:

            OPTION/SAR GRANTS IN FISCAL YEAR ENDING DECEMBER 31, 1998

                        Number of
                    Shares Underlying   % of Total Options Granted to   Exercise Price
Name                 Options Granted       Employees in Fiscal Year        ($/share)        Expiration Date
----                 ---------------       ------------------------        ---------        ---------------
Norton Herrick           250,000                    13.8                     $ 3.50             6/16/03
                         750,000                    41.5                     $ 5.25             9/10/03

Michael Herrick          100,000                     5.5                     $ 3.50             2/09/03
                         150,000                     8.3                     $ 7.88            11/05/03

Jesse Faber               50,000(2)                  2.8                     $ 3.50         Five Years from
                                                                                                 Vesting(1)

Howard Herrick           100,000                     5.5                     $ 3.50             2/09/03
                         150,000                     8.3                     $ 7.88            11/05/03

John Levy                 30,000(3)                  1.7                     $ 3.50         Five Years from
                          20,000(4)                  1.1                     $ 3.50           Vesting(3)(4)

----------
(1) On September 17, 1997, the Company granted to Mr. Faber options to purchase 50,000 shares of our common stock at an exercise price equal to 110% of the initial public offering price of its common stock which was in excess of fair market value on the date of grant. Such options shall vest as to one-fifth of the shares covered thereby annually over a five-year period commencing on October 31, 1998, provided, however, that such options shall terminate and be canceled if Mr. Faber is no longer employed by the Company prior to the date on which such options vest. Such options shall be exercisable for a period of five years commencing immediately upon the applicable vesting period subject to earlier expiration if Mr. Faber is not employed by the Company.

(2) Reflects options originally granted on September 17, 1997 whose exercise price was reduced on June 16, 1998 to the fair market value of the underlying Common Stock at such date.

(3) Such options vest as to one-third of the shares covered thereby on January 1, 1999 with the balance vesting on January 1, 2000. Such options shall be exercisable for a period of five years commencing immediately upon the applicable vesting period subject to earlier expiration if Mr. Levy is not employed by the Company.

(4) Such options vest as to one-half of the shares covered thereby on June 16, 1999 with the balance vesting on June 16, 2000. Such options shall be exercisable for a period of five years commencing immediately upon the applicable vesting period subject to earlier expiration if Mr. Levy is not employed by the Company.

     The following table sets forth information concerning the number of options owned by the Named Executives and the value of any in-the-money unexercised options as of December 31, 1998. No options were exercised by the Named Executives during fiscal 1998:

                           Aggregated Option Exercises
                        And Fiscal Year-End Option Values

                           Number of Securities Underlying         Value of Unexercised In-the-
                           Unexercised Options at December         Money Options at December 31,
                                     31, 1998                                 1998(1)
                          --------------------------------       --------------------------------
Name                      Exercisable        Unexercisable       Exercisable        Unexercisable
----                      -----------        -------------       -----------        -------------
Norton Herrick             1,000,000                -0-           $6,812,500           $    -0-

Michael Herrick              250,000                -0-            1,374,250                -0-

Jesse Faber                   10,000             40,000               81,250            325,000

Howard Herrick               250,000                -0-            1,374,250                -0-

John Levy                     10,000             40,000               81,250            325,000

----------
(1) Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year end market value of the common stock. An option is "in-the-money" if the fiscal year-end fair market value of the common stock exceeds the option exercise price. The closing sale price of the common stock on December 31, 1998 was $11.625.

Employment Agreements

     The Company has entered into a two-year employment agreement, effective as of October 22, 1997, with Norton Herrick which provides for an annual base compensation of $100,000 and such increases and bonuses as the Board of Directors may from time to time determine, based on criteria that it deems appropriate at such time but which it has not yet established. The employment agreement does not require that Mr. Herrick devote any fixed amount of time to the business and activities of the Company. The employment agreement contains a provision prohibiting Mr. Herrick from, on his own behalf or on behalf of any other person, persons, firms, partnership, corporation or company, engaging or participating in any activities which are in direct conflict with the interests of the Company; and from soliciting or attempting to solicit the business or patronage of any person, firm, corporation, company or partnership which had previously been a customer of the Company, for the purpose of selling products and services similar to those provided by us during the term of the employment agreement and for a period of two years thereafter. The employment agreement also provides that if Mr. Herrick's employment is terminated under certain circumstances, including as a result of a change in control, Mr. Herrick will be entitled to receive severance pay equal to the greater of $200,000 or two times the total compensation received by Mr. Herrick from us during the twelve months prior to the date of termination.

     The Company has entered into a three-year employment agreement, effective October 22, 1997, with Michael Herrick which provides for an annual base compensation of $125,000 and such increases and bonuses as the Board of Directors may from time to time determine, based on criteria that it deems appropriate at such time but which it has not yet been established. The employment agreement requires Mr. Herrick to devote substantially all of his business time to the Company's business and affairs. The employment agreement contains a provision prohibiting Mr. Herrick from, on his own behalf or on behalf of any other person, persons, firms, partnership, corporation or company, engaging or participating in any activities which are in direct conflict with the interests of the Company; and from soliciting or attempting to solicit the business or patronage of any person, firm, corporation, company or partnership which had previously been a customer of the Company, for the purpose of selling products and services similar to those provided by us during the term of the employment agreement and for a period of two years thereafter. The employment agreement also provides that if Mr. Herrick's employment is terminated under certain circumstances, including as a result of a change in control, Mr. Herrick will be entitled to receive severance pay equal to the greater of $375,000 or three times the total compensation received by Mr. Herrick from us during the twelve months prior to the date of termination.

     In February 1999, the Company entered into an employment agreement with Jesse Faber which provides for a base compensation at the rate of $154,000 per annum. The agreement expires on October 31, 1999 and provides for a bonus of $45,000 payable if Mr. Faber is employed by the Company at the end of the term. Pursuant to the agreement, the Company granted to Mr. Faber options to purchase 10,000 shares of the common stock at an exercise price of $8.00 per share. The options vest on October 31, 1999, provided that Mr. Faber is employed by the Company on such date.

     The Company has entered into a three-year employment agreement effective as of October 22, 1997 with Howard Herrick which provides for an annual base compensation of $125,000 and such increases and bonuses as the Board of Directors may from time to time determine, based on criteria that it deems appropriate at such time but which it has not yet been established. The employment agreement requires Mr. Herrick to devote substantially all of his business time to the business and affairs of the Company. The employment agreement contains a provision prohibiting Mr. Herrick from, on his own behalf or on behalf of any other person, persons, firms, partnership, corporation or company, engaging or participating in any activities which are in direct conflict with the interests of the Company; and from soliciting or attempting to solicit the business or patronage of any person, firm, corporation, company or partnership which had previously been a customer of the Company, for the purpose of selling products and services similar to those provided by the Company during the term of the employment agreement and for a period of two years thereafter. The employment agreement also provides that if Mr. Herrick's employment is terminated under certain circumstances, including as a result of a change in control, Mr. Herrick will be entitled to receive severance pay equal to the greater of $375,000 or three times the total compensation received by the executive from the Company during the twelve months prior to the date of termination.

     In November 1997, the Company entered into a two-year employment agreement with John Levy which provides for an annual base compensation of $135,000, in the first year of the agreement and an annual base compensation of $150,000 in the second year of the agreement. Mr. Levy's agreement also provides for a minimum bonus of $7,500 the first year of the agreement and a minimum bonus of $12,500, the second year of the agreement, provided Mr. Levy is employed by the Company on each such date. As of January 1, 1998, the Company granted to Mr. Levy options to purchase 30,000 shares of the common stock at an exercise price of $11.00 per share (which exceeded fair market value on the date of grant). The option exercise price was subsequently repriced to $3.50 per share. Options for 10,000 shares vest at the end of the first year of the employment agreement and options for 20,000 shares vest at the end of the second year of employment, provided Mr. Levy is employed by the Company on the vesting dates. However, in the event of a change in control, all options shall immediately vest and become exercisable.

     In January 1999, effective February 15, 1999, the Company entered into an employment agreement with Stephen McLaughlin which provides for an annual base compensation of $150,000 and a performance-based bonus of $15,000 payable if Mr. McLaughlin is employed by the Company at the end of the first year of the employment term. Pursuant to the agreement, the Company granted to Mr. McLaughlin options to purchase 150,000 shares of the common stock at an exercise price of $9.75 per share and options to purchase 8,000 shares of the common stock at an exercise price of $.10 per share. The 8,000 options exercisable at $.10 per share vested on February 15, 1999. The 150,000 options exercisable at $9.75 vest as follows: options for 25,000 shares vested on February 15, 1999, options for 25,000 shares vest at the end of the first year of the employment agreement, options for 30,000 shares vest at the end of the second year of employment, options for 35,000 shares vest at the end of the third year of the employment agreement options for 35,000 shares vest at the end of the fourth year of employment.

     In December 1998, the Company's subsidiary, Classic Radio Holding Corp., entered into a three-year employment agreement with Carl Amari. Pursuant to the agreement, Mr. Amari is entitled to receive a base salary of $200,000 per year during the first 18 months of the agreement and $300,000 per year during the second 18 months of the agreement. The agreement also provides that Mr. Amari shall also be appointed as a member of the Company's Board of Directors for as long as he is employed by Classic Radio.

Stock Plans

     In June 1997, the Company's shareholders approved a stock option plan pursuant to which 750,000 shares of common stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended or (ii) nonqualified options. Incentive stock options may be granted under the option plan to the officers and employees. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the option plan is to encourage stock ownership by certain directors, officers and employees of company and other persons instrumental to the success of the Company. The option plan is intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors, within the limitations of the option plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise and the time, manner and form of payment upon exercise of an option.

     Incentive stock options granted under the option plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 100% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Options granted under the option plan will expire not more than ten years from the date of grant (five years in the case of incentive stock options granted to persons holding 10% or more of the voting stock of the Company). All options granted under the option plan are not transferable during an optionee's lifetime (unless otherwise provided in the option agreement) but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

     As of the Record Date, options to purchase an aggregate of 1,963,300 shares of the common stock have been granted under the option plan.

     In March 1999, the Company's shareholders approved the Company's 1999 Stock Incentive Plan. The 1999 plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (ii) restricted stock, (iii) deferred stock and (iv) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by the administrators of the 1999 plan. A total of 2,500,000 shares of common stock, subject to anti-dilution adjustment as provided in the 1999 plan, have been reserved for distribution pursuant to the 1999 plan. The maximum number of shares of common stock that may be issued upon the grant of an award to any employee of the Company on the last day of any taxable year cannot exceed 1,500,000 shares during the term of the 1999 plan.

     The 1999 plan can be administered by the Board of Directors or a Stock Incentive Committee consisting of two or more non-employee members of the Board of Directors appointed by the Board. The Board of Directors or Stock Incentive Committee, as the case may be, shall determine those persons to whom awards under the 1999 plan may be granted.

     Under the 1999 plan, the Board of Directors or Stock Incentive Committee may grant shares of restricted common stock either alone or in tandem with other awards. Restricted and deferred stock awards give the recipient the right to receive a specified number of shares of common stock, subject to such terms, conditions and restrictions as the Board of Directors or Stock Incentive Committee deem appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. In addition, a participant in the 1999 plan who has received a deferred stock award may request, under certain conditions, the Board of Directors or Stock Incentive Committee to defer the receipt of an award (or an installment of an award) for an additional specified period or until the occurrence of a specified event.

     Other stock-based awards, which may include performance shares and shares valued by reference to the performance of the Company or any parent or subsidiary of the Company, may be granted either alone or in tandem with other awards.

     As of the Record Date, options to purchase an aggregate of 902,000 shares of the Common Stock have been granted under the 1999 plan.

                          VOTING SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each of the Named Executives, and (iv) all directors and executive officers of the Company as a group:

                                               Number of Shares                Percentage of Outstanding
                                               of Common Stock                        Common Stock
Name of Beneficial Owner                    Beneficially Owned(2)                  Beneficially Owned
------------------------                    ---------------------                  ------------------
Norton Herrick(1).........................      3,444,109(3)                              31.7%

Howard Herrick(1).........................      3,941,100(4)                              45.5

Quantum Partners LDC
Kaya Flamboya
Willemsted, Curaco
Netherlands, Antilles ....................        750,000(5)                               8.9

Jeff Feinberg
c/o JLF Asset Management, LLC
660 Madison Avenue, 18th Floor
New York, New York 10021..................        540,000(6)                               6.4

Michael Herrick...........................        250,000(7)                               2.9

Carl Wolf.................................         95,000(8)                               1.1

John Levy.................................         21,000(9)                               *

Jesse Faber...............................         10,000(10)                              *

Roy Abrams................................         10,000(11)                              *

All directors and executive officers as a
group (10 persons)........................      7,150,164(3)(4)(7)(8)(9)(10)(11)(12)      61.7

----------
*    Less than 1%

(1) The address for each of Norton Herrick and Howard Herrick is in care of Audio Book Club, Inc., 20 Community Place, Morristown, New Jersey 07690.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of the Record Date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the Record Date have been exercised and converted.

(3) Includes (A) 8,200 shares of common stock held by Norton Herrick, (B) 488,460 shares of common stock held by Howard Herrick, (C) 488,460 shares of common stock held by the M.E. Herrick Irrevocable Trust, of which Michael Herrick is the sole beneficiary and Howard Herrick is the sole trustee, (D) 1,000,000 shares of common stock issuable upon exercise of options granted under the 1997 stock option plan, (E) 150,000 shares of common stock issuable upon exercise of options granted to Evan Herrick under the 1997 stock option plan, (F) 808,989 shares of common stock issuable upon conversion of the Note at an initial conversion price of $11.125 per share and (G) 500,000 shares of common stock issuable upon exercise of a warrant issued on December 31, 1998 at an initial exercise price of $12.00 per share. Does not include 2,714,180 shares held by the Norton Herrick Irrevocable Trust of which Norton Herrick is the sole beneficiary and Howard Herrick is the sole trustee and 775,000 shares of common stock issuable upon exercise of options granted under the 1999 stock incentive plan. The Norton Herrick Irrevocable ABC Trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick in his own behalf and on behalf of the M.E. Herrick Irrevocable Trust. Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power with respect to the shares of common stock issuable upon exercise of the 150,000 options granted to Evan Herrick on November 5, 1998.

(4) Includes (A) 2,714,180 shares held by the Norton Herrick Irrevocable ABC Trust, (B) 488,460 shares of common stock held by Howard Herrick, (C) 488,460 shares of common stock held by the M.E. Herrick Irrevocable Trust and (D) 250,000 shares of common stock issuable upon exercise of options granted under the 1997 stock option plan.

(5) According to a Schedule 13G filed with the Securities and Exchange Commission, each of Soros Fund Management LLC ("SFM LLC"), Mr. George Soros ("Soros") and Mr. Stanley F. Druckenmiller ("Druckenmiller") may be deemed the beneficial owners of the 750,000 shares that are held for the account of Quantum Partners LDC ("Quantum Partners") a Cayman Islands exempted limited duration company. SFM LLC, a Delaware limited liability company, serves as principal investment advisor to Quantum Partners and, as such, has been granted investment discretion over portfolio investments, including the shares, held for the account of Quantum Partners. Soros is the Chairman of SFM LLC. Druckenmiller is the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC. According to the Schedule 13G, SFM LLC has sole power to vote and dispose of the shares and each of Soros and Druckenmiller have shared power to vote or dispose of the shares.

(6) Represents shares held by JLF Partners I, L.P. JLF Partners II, L.P. and JLF Offshore Fund Ltd.

(7) Includes 250,000 shares of common stock issuable upon exercise of options granted under the 1997 stock option plan. Does not include 488,460 shares of common stock held by the M.E. Herrick Irrevocable Trust. The M.E. Herrick Irrevocable Trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the M.E. Herrick Irrevocable Trust and Howard Herrick has granted to Norton Herrick sole dispositive power over the shares held by the M.E. Herrick Irrevocable Trust.

(8) Includes (A) 5,000 shares of Common Stock, (B) 50,000 shares of common stock issuable upon exercise of options granted March 18, 1998 at an exercise price of $5.00 per share, (C) 25,000 shares of common stock issuable upon exercise of options purchased September 18, 1998 at an exercise price of $5.00 per share, and (D) 15,000 shares of common stock issuable upon exercise of options granted under the 1997 stock option plan.

(9) Includes 20,000 shares of common stock issuable upon exercise of options granted under the 1997 stock option plan. Does not include 30,000 shares issuable upon exercise of options granted under the 1997 stock option plan.

(10) Represents shares of common stock issuable upon exercise of options granted under the 1997 stock option plan.

(11) Represents shares of common stock issuable upon exercise of options granted under the 1997 stock option plan.

(12) Includes (A) 25,000 shares of common stock issuable upon exercise of options that are exercisable at $9.75 per share and 8,000 shares of common stock issuable upon exercise of options that are exercisable at $.10 per share held by Stephen McLaughlin and (B) 270,125 shares of common stock and options to purchase 52,750 shares of common stock held by Carl Amari. Does not include (A) 125,000 shares of common stock and options to purchase 100,000 shares of common stock held in escrow subject to release to Carl Amari if certain EBITDA targets are met by the portion of the Radio Group's business acquire from Mr. Amari through the Company's acquisition of Radio Spirits, Inc. and (B) an additional 50,000 shares issuable upon exercise of options issuable under the 1999 stock incentive plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases office space in Boca Raton, Florida pursuant to a lease agreement which expires in November 2000. The Herrick Company, Inc., a company wholly-owned by Norton Herrick, Chairman of the Board of Directors and the Co-Chief Executive Officer, guaranteed the Company's obligations under this lease. During 1998 and until March 1, 1999, the Company subleased additional office space in Boca Raton, Florida at a monthly rent of $653 from H.H. Realty Investors, a company wholly owned by Michael Herrick, Co-Chief Executive Officer of the Company and Vice Chairman of the Board of Directors, Howard Herrick, the Executive Vice President and a director and Evan Herrick, a son of Norton Herrick and brother of Michael and Howard Herrick.

     The Company also subleases office space in Morristown, New Jersey pursuant to a sublease agreement dated as of January 1, 1995 between the Company and H.H. Realty Investors. In January 1998, the sublease agreement was amended to provide for additional space at its New Jersey location for a total of 2,328 usable square feet. Minimum monthly rent was $2,900 per month through December 1998. The sublease has been renewed on a monthly basis at a monthly rate of $2,900. The Company believes that this lease is on commercially reasonable terms.

     On November 17, 1995, Norton Herrick entered into a loan agreement pursuant to which Norton Herrick agreed to loan the Company up to $8 million, including the approximately $5.8 million aggregate amount of loans made to the Company by Norton Herrick as of such date. The loan agreement was subsequently amended to increase permitted borrowings by the Company of up to $13 million and Norton Herrick subsequently assigned his rights under the loan agreement to N. Herrick Irrevocable ABC Trust, of which Norton Herrick is the sole beneficiary and Howard Herrick is the sole trustee (the "N. Herrick Trust"). Borrowings under the loan agreement were non-interest bearing and were converted into equity upon the consummation of our initial public offering, as described below. The loan agreement between the Company and Norton Herrick was terminated on October 22, 1997.

     In May 1997, the Company used the proceeds from a $6 million loan from Bank of America National Trust and Savings Association to repay a portion of the outstanding indebtedness under the loan agreement with the N. Herrick Trust. On August 2, 1997, the Company borrowed an additional $2.25 million from the bank to fund working capital. The loan was to be due October 31, 1998, and had an interest rate which was 1/2% under the bank's reference rate and was payable monthly. On September 16, 1997, the Company borrowed an additional $750,000 from the bank to fund working capital. This loan was also to be due October 31, 1998, and had an interest rate which was 2% under the bank's reference rate and was payable monthly. As discussed below, all of these loans have either been repaid or converted to equity.

     The common stock of the Company owned by Norton Herrick was pledged as security for the $3 million of bank loans. Additionally, in the event the Company failed to repay such bank loans at maturity, the personal guarantee of Norton Herrick would become effective. The Company used a portion of the proceeds of our initial public offering to repay the bank in the aggregate principal amount of $9 million plus accrued interest thereon of $56,167.

     Immediately prior to the consummation of the Company's initial public offering, the N. Herrick Trust converted the outstanding $5,975,200 of indebtedness owed to it by the Company under the loan agreement into 597,520 shares of the Company's common stock at a price per share equal to the initial offering price of the common stock.

     On  May  12,  1997,   Howard  Herrick  entered  into  a  consolidation  and
restatement of loan agreements with the Company relating to the aggregate $400,000 loaned to the Company by Howard Herrick (consisting of a $50,000 loan made in June 1994 and a $350,000 loan made in February 1997). Such borrowings did not bear interest through July 31, 1997 and, thereafter, bore interest at an annual rate equal to the greater of 10% or the prime rate charged by Citibank, N.A. of New York. This loan, together with accrued interest, was repaid in September 1997.

     On May 12, 1997, the M.E. Herrick Irrevocable Trust (the "M.E.H. Trust"), of which Michael Herrick is the sole beneficiary and Howard Herrick is the sole trustee, entered into a loan agreement with the Company relating to the aggregate $400,000 loaned to the Company by the M.E.H. Trust (consisting of a $50,000 loan made in June 1994 and a $350,000 loan made in May 1997). Such borrowings did not bear interest through July 31, 1997 and, thereafter, bore interest at an annual rate equal to the greater of 10% or the prime rate charged by Citibank. This loan, together with accrued interest, was repaid in September 1997.

     Companies wholly-owned by Norton Herrick have in the past provided certain accounting, administrative and general office services to, and obtained insurance coverage for the Company at cost since our inception, and the Company paid to such entities for such services, in the aggregate, $60,000 and $73,000, during the years ended December 31, 1997 and 1998. The Company anticipates obtaining similar services from time to time from companies affiliated with Norton Herrick for which the Company will reimburse such companies' cost to provide such services to the Company.

     On March 18, 1998, the Company sold to Carl Wolf, a director of the Company, an option to purchase 50,000 shares of the Company's common stock at an exercise price of $5.00 per share (the market value on the purchase date). The purchase price of the option was $50,000, and the option is exercisable until March 18, 2003. The Company also granted to Mr. Wolf the right to purchase an additional option for an additional 25,000 shares for $25,000, if Mr. Wolf continued to serve as a director of the Company for six months. Mr. Wolf exercised such right and purchased the additional option in September 1998. The additional option has an exercise price of $5.00 per share and is exercisable until September 2003.

     In December 1998, the Company obtained a portion of the financing for its recent acquisitions from Norton Herrick by issuing a $15 million principal amount 9% Convertible Subordinated Promissory Note due December 31, 2004 (the "Herrick Bridge Note") of which $1 million principal amount was repaid by the Company on January 12, 1999.

     Interest on the Herrick Bridge Note is payable monthly.  The Herrick Bridge
Note is convertible, in whole or in part, at the holder's option, into shares of common stock at the rate of one share per $11.125 of principal or interest outstanding under the Herrick Bridge Note, subject to adjustment. As additional consideration for the loan, the Company issued to Mr. Herrick five-year warrants to purchase 500,000 shares of common stock at any exercise price of $12.00 per share, subject to adjustment. Pursuant to the terms of a letter agreement dated December 31, 1998 between the Company and Mr. Herrick (the "Letter Agreement"), the interest rate of the Herrick Bridge Note will increase to 11%, the conversion rate of the Herrick Bridge Note is subject to adjustment and the exercise price of the warrants is subject to adjustment in the event that the Herrick Bridge Note is not refinanced on or prior to September 30, 1999. Pursuant to the Letter Agreement, the Company also agreed that if the Herrick Bridge Note is refinanced by anyone other than Mr. Herrick or a family member or affiliate of Mr. Herrick, the Company will issue to Mr. Herrick warrants to purchase an additional 350,000 shares of common stock, which warrants will be identical to the warrants issued to him in connection with the Herrick Bridge Note. The Herrick Bridge Note is subordinated to the Company's obligations under its credit facility with Fleet is secured by a second lien security interest of certain assets of the Radio Group. Additionally, pursuant to the terms of a letter agreement, Mr. Herrick agreed with Fleet not to take certain actions with respect to the Herrick Bridge Note so long as he held the Herrick Bridge Note. The terms of Mr. Herrick's investment were approved by the independent members of the Company's Board of Directors. Prior to consummating the transaction, the Company's Board of Directors obtained a fairness opinion from an investment banker.

     In connection with the Radio Group acquisition in December 1998, the Company assumed a lease of property owned by Carl P. Amari, President of the Radio Group, through a trust. The lease agreement provides for monthly rental payments of $4,667 and expires in December 2005.

     In June 1998, the Company obtained a portion of the financing for its acquisition of the business of Doubleday Direct's Inc. Audiobooks Direct Club from a $4,350,000 loan from Norton Herrick evidenced by an additional promissory note (the "Additional Bridge Note") in the principal amount of $4,350,000. The Additional Bridge Note was paid in full in July 1999. The Company also agreed that subject to shareholder approval, it would issue to Mr. Herrick warrants to purchase 125,000 shares of Common Stock on the same terms as the warrants issued to him in December 1998 in connection with the Company's closing of certain acquisitions.

     The Company's policy with respect to transactions between the Company and its officers, directors and 5% or greater shareholders is that each transaction will be on terms no less favorable than could be obtained from independent third parties. Notwithstanding the foregoing, companies affiliated with Norton Herrick may continue to provide certain accounting and general and administrative services and access to its corporate airplane to, and obtain insurance coverage for, the Company at cost.

                                   PROPOSAL I

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                TO CHANGE THE COMPANY'S NAME TO "MEDIABAY, INC."

     The Board of Directors has adopted a resolution proposing that the Company amend its Articles of Incorporation to change the name of the Company to "MediaBay, Inc."

                              Purpose of Amendment

     The Board of Directors and management of the Company believe that the proposed change in the Company's name will enable the Company to establish an image which both identifies the Company's expanded business activities resulting from prior acquisitions and emphasizes the importance of the Company's internet presence and e commerce activities. In the event that the proposed amendment is not approved at the Annual Meeting, the Company will not change its name. If the corporate name is changed the Company intends to also change its common stock trading symbol. The Board reserves the right to delay or cancel the name change even if shareholder approval is obtained at the Annual Meeting.

Recommendation

     The Board of Directors and management believe that a change in the Company's name to "MediaBay, Inc." is advisable and recommends a vote "FOR" the proposed amendment to the Company's Articles of Incorporation to change the Company's name.

                                   PROPOSAL II

                     PROPOSAL TO APPROVE CERTAIN TERMS OF A
                       DECEMBER 31, 1998 LETTER AGREEMENT
                     BETWEEN THE COMPANY AND NORTON HERRICK

     In connection with the Company's acquisition of The Columbia House Audio Book Club in December 1998, the Company, after exploring alternative forms of financing, borrowed $15 million of financing for the acquisition from the Company's Co-Chief Executive Officer, Norton Herrick, which was used to bridge the difference between the amount the Company needed to consummate the acquisition and the amount of financing the Company was able to obtain from third parties. The bridge loan from Mr. Herrick was evidenced by the Company's 9% Convertible Senior Subordinated Promissory Note Due December 31, 2004 (the "Herrick Bridge Note"). In January 1999, $1.0 million principal amount of the Herrick Bridge Note was repaid.

     In connection with the financing provided to the Company by Norton Herrick, the Company and Mr. Herrick entered into a December 31, 1998 letter agreement that provided, among other things, that in the event that the Company's Board of Directors did not accept an offer to refinance the Herrick Bridge Note or the Herrick Bridge Note was not refinanced on or prior to September 30, 1999, after September 30, 1999, upon receipt of approval of the Company's shareholders (which the Company's Board of Directors agreed to recommend to the Company's shareholders), the interest rate of the Herrick Bridge Note will increase to 11%, the conversion price of the Herrick Bridge Note will be decreased to the lesser of the conversion price then in effect or the average of the closing bid price of the Common Stock for the five trading days prior to conversion, and (c) the exercise price of warrants to purchase 500,000 shares of the Company's Common Stock previously issued to Norton Herrick will be reduced (but not increased) to the average of the 10 lowest closing bid prices of the Common Stock for the 30 trading days prior to the date that shareholder approval has been obtained, but not below $8.00 per share. These provisions will not apply if Mr. Herrick sells the Herrick Bridge Note to an unaffiliated party.

     In addition to the foregoing, if the Herrick Bridge Note is refinanced, in whole or in part, by anyone other than Mr. Herrick or one of his affiliates, the Company will issue to Mr. Herrick warrants to purchase an additional 350,000 shares of common stock (or a pro rata amount to the extent of the refinancing) identical to the warrants initially issued to him in connection with the December 31, 1998 financing. To date, $6,000,000 principal amount of the Herrick Bridge Note has been refinanced.

     The current conversion price of the Herrick Note is $11.125 and exercise price of the Warrants is $12.00.

     The Board and Mr. Herrick agreed to present the foregoing provisions to the Company's shareholders for approval at the Company's next shareholder meeting.

Recommendation

     The Board of Directors believes that the foregoing provisions were fair to the Company and that the Company's acquisition of the Columbia House Audio Book Club would not have been consummated without the bridge financing provided by Norton Herrick. Therefore, the Board unanimously recommend that the shareholders vote FOR the proposal.

                                  PROPOSAL III

                     PROPOSAL TO APPROVE CERTAIN TERMS OF A
                         JUNE 11, 1999 LETTER AGREEMENT
                     BETWEEN THE COMPANY AND NORTON HERRICK

     In connection with the Company's acquisition of Doubleday Direct Inc.'s Audiobooks Direct Club in June 1999, the Company explored several methods of financing, including, but not limited to, increase its available bank financing and raising funds through the sale of debt and/or equity securities. Although the Company was able to obtain additional bank financing which provided a portion of the purchase price of the acquisition, in order to consummate the acquisition in a timely manner, the Company borrowed $4,350,000 from Norton Herrick which loan was evidenced by an additional $4,350,000 principal amount of promissory notes (the "Additional Bridge Note"). In connection with this loan, Mr. Herrick and the Company entered into a June 11, 1999 letter agreement which provided, among other things, that if the Company refinances or replaces the Additional Bridge Note with debt or equity financing provided by anyone other than Mr. Herrick or a family member or affiliate of Mr. Herrick, the Company will issue to Mr. Herrick warrants to purchase 125,000 shares of the Company's common stock (the "Additional Warrants") on terms identical to the warrants he received in connection with the Herrick Bridge Note in December 1998.

     In July 1999, the Company repaid the outstanding balance and accrued interest on the $4,350,000 Additional Bridge Note from proceeds of the sale of equity securities to an investor not affiliated with Mr. Herrick.

     The Board and Mr. Herrick agreed that the Company would seek to obtain shareholder approval of the issuance of the Additional Warrants.

Recommendation


     The Board of Directors believes that the foregoing provisions were fair to the Company and that the Company's acquisition of the business of Doubleday Inc.'s Audiobooks Direct Club would not have been consummated without the bridge financing provided by Mr. Norton Herrick as evidenced by the Additional Bridge Note. Therefore, the Board unanimously recommends that the shareholders vote FOR the proposal.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP reported on the financial statements of the Company for the fiscal year ended December 31, 1998. It is currently anticipated that Deloitte & Touche LLP will examine and report on the financial statements of the Company for the year ending December 31, 1999. A representative of Deloitte & Touche LLP is not expected to be present at the Annual Meeting.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Shareholders to be held in the year 2000 must submit the proposal in proper form and in satisfaction of the conditions established by the Securities and Exchange Commission to the Company at its address set forth on the first page of this Proxy Statement not later than April 12, 2000 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                                OTHER INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998 IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON AUGUST 9, 1999.

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                        By order of the Board
                                        of Directors,


                                        Norton Herrick
                                        Co-Chief Executive Officer


August 30, 1999

                              AUDIO BOOK CLUB, INC.
                    2295 Corporate Boulevard, N.W., Suite 222
                            Boca Raton, Florida 33431

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 27, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints NORTON HERRICK and MICHAEL HERRICK and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Audio Book Club, Inc. (the "Company") on Monday, September 27, 1999, at The Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey 07960 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.   ELECTION OF CLASS II DIRECTORS:

     [_]  FOR all nominees listed below           [_]  WITHHOLD AUTHORITY
          (except as marked to the                     to vote for all nominees
          contrary below).                             listed below.

                   Michael Herrick, Roy Abrams and Carl Amari


(INSTRUCTION:  To withhold authority to vote for any individual  nominee,  write that nominee's name in the space below.)

--------------------------------------------------------------------------------
                                    (Continued and to be signed on reverse side)

2. Approval of amendment to Articles of Incorporation to change the Company's name to MediaBay, Inc.

               [_]  FOR        [_]  AGAINST        [_]  ABSTAIN

3. Approval of terms of December 31, 1998 letter agreement between the Company and Norton Herrick.

               [_]  FOR        [_]  AGAINST        [_]  ABSTAIN

4. Approval of terms of June 11, 1999 letter agreement between the Company and Norton Herrick.

               [_]  FOR        [_]  AGAINST        [_]  ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: __________, 1999                 Please  sign  exactly  as  name  appears
                                        hereon.  When  shares  are held by joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by President
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person.


                                        ----------------------------------------
                                                       Signature

                                        ----------------------------------------
                                               Signature if held jointly

Please mark, sign, date and return this proxy card using the enclosed envelope.